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                    ENDORSEMENT FOR DEATH BENEFIT CALCULATION

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         The following provision is to be made a part of the entire policy:

         Under Notification of Death, the second sentence is deleted and replaced with the following:

         We will compute the Net Death Benefit on the date of death for Death Benefit Options 1, 2, and 3.





              Secretary                                         President




                    CANADA LIFE INSURANCE COMPANY OF AMERICA